Exhibit 99.1

                                  Press Release

                   PENNEXX FOODS, INC. ANNOUNCES THAT COSTS OF
                OPENING NEW PLANT TO CONTRIBUTE TO QUARTERLY LOSS

For Immediate Release
For More information Contact:  Michael D. Queen, President
   Pennexx Foods, Inc.  215-743-4331

         Philadelphia, Pennsylvania, September 25, 2002 - Pennexx Foods, Inc. (OTC Bulletin Board: PNNX), a leading provider of case-ready meat to retail supermarkets in the Northeast, announced today that the costs of vacating its former plant in Pottstown, Pennsylvania and of opening its new plant in Philadelphia will contribute to a loss in the quarter annual period ending September 30, 2002.

         Michael D. Queen, President of the Company said, "Because of the magnitude of the move, we estimate that the Company's net loss for July 2002 approximated $1.2 million, and that the net loss for August 2002 approximated $0.3 million. Additional expenses related to the relocation, including installation and training costs, will also weigh on the results of operation for September and October, and possibly, later into the fall."

         The Company's July results included a non-cash write-off of approximately $200,000 in improvements at the Pottstown plant, and an estimated loss of contribution of between $500,000 and $600,000 due to the temporary subcontracting of pork production to Smithfield Foods, Inc. during the move. The Company's accounting policy is to expense all moving related expenses. This policy has increased the size of the losses as compared to the amounts which would have been reported if certain of such costs had been capitalized.

         The Company's Board of Directors is considering the raising of additional equity to improve its balance sheet through an additional equity contribution from Smithfield Foods, Inc. or other third parties. Such an equity infusion would not only improve the Company's liquidity which has deteriorated due to the losses, but would also provide some additional protection against a potential default under the Company's Credit Agreement (with Smithfield Foods, Inc.), which requires the Company to maintain positive shareholders' equity. (The Company estimates that shareholders' equity at August 31, 2002 was $ 250,000.) Of course, there is no assurance that such equity will be available on terms acceptable to the Company.

         Mr. Queen reported that the Philadelphia facility's conversion to new automated, state-of-the-art equipment would be completed within the next 90 days. "From that point forward," said Mr. Queen, "we expect Company efficiencies to increase substantially and return the Company to profitability."

         Established in 1999, Pennexx Foods, Inc., is a leading provider of case-ready meat to retail supermarkets in the Northeastern United States. Currently, the Company provides case-ready meat within a 300 mile radius of its plant to customers to assure delivery of product with an extended shelf life. The Company cuts, packages, processes and delivers case-ready beef, pork, lamb,


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and veal in compliance with the U.S. Department of Agriculture's ("USDA")
Regulations. The Company has approximately 15 major customers, including Shoprite, Pathmark, and A&P.

         In 2001, Smithfield Foods, Inc. (NYSE:SFD) acquired a 50% stake in the common stock of the Company.

         Certain statements made herein that use the words "estimate," "project," "intend," "expect," "believe," "prospects," and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements, including, among others, risks or uncertainties associated with the market for the Company's products, and other laws, changes in competition and the loss of key personnel. For additional information regarding these and other risks and uncertainties associated with the Company's business, reference is made to the Company reports filed from time to time with the Securities and Exchange Commission.

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